FORM 8-A

Securities and Exchange Commission Washington, D.C. 20549

For registration of certain classes of securities pursuant to
Section 12(b) or (g) of the Securities Exchange Act of 1934

OREGON PACIFIC BANCORP
(Exact name of registrant as specified in its charter)

OREGON
(State of incorporation or organization)

71-0918151
(I.R.S. Employer Identification No.)

1355 Highway 101, Florence, Oregon 97439
(Address of principal executive offices)

97439
(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates: None.

     Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, no par value.

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
EXHIBIT INDEX
EXHIBIT 3.1
EXHIBIT 3.2

Information Required in Registration Statement

Item 1. Description of Registrant’s Securities to be Registered.

     This Registration Statement relates to the registration with the Securities and Exchange Commission of shares of common stock, no par value per share (the “Common Stock”), of Oregon Pacific Bancorp, an Oregon corporation (the “Registrant”). The Registrant is authorized by its Articles of Incorporation to issue 10,000,000 shares of Common Stock. As of the date hereof, the Registrant has 2,135,244 shares of Common Stock issued and outstanding, all of which were issued to the shareholders of Oregon Pacific Banking Co., an Oregon banking corporation (the “Bank”) in connection with the reorganization of the Bank (the “Reorganization”), in which each of the outstanding shares of common stock of the Bank were converted into one share of Common Stock of the Registrant.

     The shares of common stock of the Bank were registered with the Federal Reserve Bank pursuant to Section12(g) of the Securities Exchange Act of 1934. As a result of the Reorganization, the Bank became a wholly-owned subsidiary of the Registrant, and the Registrant became a one-bank holding company with assets and ownership identical to the Bank immediately prior to the Reorganization.

     All shares of Common Stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Registrant, and upon liquidation or dissolution of the Registrant, whether voluntary or involuntary, to share equally in the assets of the Registrant available for distribution to shareholders. Each holder of Common Stock is entitled to one vote for each share on all matters submitted tothe shareholders. There is no cumulative voting, redemption rights or right of conversion in existence with respect to the Common Stock. The Registrant’s Articles of Incorporation do not provide for preemptive rights to acquire additional shares of Common Stock when issued. All of the outstanding shares of Common Stock are, upon payment therefor, fully paid and non-assessable.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation of Registrant

3.2	Bylaws of Registrant

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

OREGON PACIFIC BANCORP

By:	/s/ Thomas K. Grove, President and CEO

/s/ Thomas K. Grove, President and CEO

Dated: January 29, 2003.

EXHIBIT INDEX

Page
3.1	Articles of Incorporation of Registrant

3.2	Bylaws of Registrant